MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2-A of GoEnergy, Inc., of our reports dated February 12, 2007 and September 14, 2006 on our audit of the financial statements of GoEnergy, Inc. as of January 31, 2007 and 2006, and July 31, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows from inception May 2, 2001 through January 31, 2007 and from inception May 2, 2001 through July 31, 2006 and for the periods then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

June 29, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501